UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2013

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2013, Ampio Pharmaceuticals, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with NCWP – Inverness Business Park, LLC (“Landlord”) for approximately 19,346 square feet of space located at 373 Inverness Parkway, Englewood, Colorado. The lease has a term of 125 calendar months, commencing in early 2014, with a renewal option for one additional term of 60 calendar months. The initial base rent under the Lease is $23,376.42 per month, with the total base rent over the term of the Lease of approximately $3.5 million. In addition to the base rent, the Company pays a proportionate share of increases in operating expenses for the property, including real estate taxes, above the amount incurred for the base year of calendar 2014. The Company is entitled to rent abatement for the first five months of the Lease and a tenant allowance of $580,380. The Company posted a security deposit of $33,855.50. The Lease contains customary representations, warranties, covenants and termination provisions.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached hereto as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On December 16, 2013, the Company issued a press release announcing the signing of the Lease. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Lease Agreement by and between Ampio Pharmaceuticals, Inc. and NCWP – Inverness Business Park, LLC, dated December 13, 2013.

99.1	Press release issued by Ampio Pharmaceuticals, Inc. on December 16, 2013, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Mark D. McGregor
Chief Financial Officer

Dated: December 19, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease Agreement by and between Ampio Pharmaceuticals, Inc. and NCWP – Inverness Business Park, LLC, dated December 13, 2013

99.1	Press release issued by Ampio Pharmaceuticals, Inc. on December 16, 2013, furnished herewith